Exhibit 99.1


[Company Logo]



                                                                        Contact:
                                                             Robert M. Palladino
                                                                    781-681-7925


           BIOSPHERE MEDICAL(TM)ELECTS PAUL A. LOONEY AS PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER

Paul A. Looney to assume new leadership role in addition to Chairman of the Board

ROCKLAND, MA, August 13, 2002 - BioSphere Medical, Inc. (Nasdaq: BSMD) today announced that Paul A. Looney has been elected as its President and Chief Executive Officer effective immediately. Mr. Looney will continue to serve as Chairman of BioSphere Medical's Board of Directors. Mr. Looney has served as a director of BioSphere Medical since 1994. Prior to his election as President and Chief Executive Officer of BioSphere Medical, Mr. Looney was most recently the President and Chief Operating Officer of Biopure Corporation. Prior to that position, he served as President and Chief Executive Officer of Corning Costar Corporation and Chief Operating Officer of Millipore Corporation.

"As a long-time supporter of BioSphere Medical, I am very excited about being more involved in the day-to-day operations", stated Mr. Looney. "We are defining opportunities that we believe will maximize our leadership in embolotherapy and interventional radiology."


About BioSphere Medical, Inc.

BioSphere Medical, Inc. (the "Company"), based in Rockland, Massachusetts, is a medical device company focused on embolotherapy, the treatment of tumors and vascular malformations by occluding their blood supply. The Company is pioneering the use of patented and proprietary bioengineered microspheres as a new class of embolics. BioSphere Medical's lead products, Embosphere(R) Microspheres and EmboGold(TM) Microspheres, have been cleared by the FDA for marketing for hypervascularized tumors and vascular malformations. The Company has filed a 510(k) application and is currently awaiting a decision by FDA on expanded labeling that would include use of Embosphere(R) Microspheres for uterine fibroid embolization (UFE) in the United States. BioSphere Medical has received CE Mark approval in the European Community and approvals in Canada and Australia which allow the Company to sell Embosphere(R) Microspheres and EmboGold(TM) Microspheres for use in general embolization procedures, including uterine fibroid embolization. For additional information about BioSphere Medical, see the Company's website at www.biospheremed.com.

Statements in this press release that are not strictly historical are forward-looking statements. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment. These risks include, without limitation, the Company's stage of product development, history of operating losses and accumulated deficits, uncertainties and possible delays related to the filing and acceptance of applications to the FDA and foreign regulatory authorities, the uncertainties of clinical trials, possible healthcare reform, manufacturing capacity, marketing, market acceptance, competition and the availability of sufficient financing to support operations. Discussions of BioSphere Medical's operations and financial condition, and specific factors that could cause the Company's actual performance to differ from current expectations, can be found in the Company's filings with the U.S. Securities and Exchange Commission, which can be accessed in the EDGAR database at the SEC Web site, http://www.sec.gov.